Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS STRONG FOURTH QUARTER RESULTS

•    Growth in Europe Drove Robust Global THV Sales

•    Important Product Launches in 2014 to Strengthen Technology Leadership

IRVINE, Calif., February 3, 2014 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended December 31, 2013, of $75.8 million, or $0.68 per diluted share, and non-GAAP net income of $101.5 million, or $0.91 per diluted share.

Fourth quarter net sales increased 5.0 percent to $536.0 million compared to the same period last year.  Underlying1 sales growth was 10.3 percent.

“I’m proud to say that our strong fourth quarter results helped us finish a year that places Edwards Lifesciences in a stronger position today than at any time in our history,” said Michael A. Mussallem, chairman and CEO.  “During 2013 we launched important new products, reported strong clinical data and made significant progress on several key development milestones that position us very well for sustainable future growth.  Most importantly, even more patients are benefitting from our life saving technologies than ever before.”

Sales Results

For the fourth quarter, the company reported Surgical Heart Valve Therapy product group sales of $207.0 million. Sales increased 4.7 percent over the fourth quarter last year, or 7.6 percent on an underlying basis. Surgical heart valve sales growth was driven primarily by unit growth in the U.S. and Europe. Sales of the EDWARDS INTUITY valve in Europe also lifted growth.

Sales of transcatheter heart valves (THV) were $183.9 million for the quarter, a 14.2 percent growth rate over the fourth quarter last year.  THV sales grew 21.6 percent on an underlying basis to $198.0 million. These results were driven by especially strong growth in Europe and the expected contribution from the Edwards SAPIEN valve in the U.S.  Outside the U.S., sales grew by 22.3 percent, or 27.6 percent on an underlying basis.

“Double digit industry growth of transcatheter valve procedures in Europe, even after six years of commercial availability, validates our belief in the existence of a large group of untreated patients just now seeking treatment,” said Mussallem.  “We are also pleased with how our THV rollout is progressing in Japan and continue to believe the opportunity there is attractive. In the U.S., clinical sales were strong once again, driven primarily by the rapid enrollment of the SAPIEN 3 high-risk arm of The PARTNER II Trial. And, by year end, 290 sites in the U.S. were offering SAPIEN to their patients and maintaining high procedural success rates.”

As discussed during its Investor Conference in December, as the company launches the Edwards SAPIEN 3 valve in Europe and Edwards SAPIEN XT valve in the U.S., it will exchange previously sold products with the more advanced technologies.  These planned product upgrades required the recording of two reserves in the fourth quarter: a $14.1 million sales return reserve that reflects the value of the valves already sold, which will reverse during 2014 as the company ships the upgraded valves, and a small inventory reserve for returned product not expected to be resold.

Critical Care product group sales were $145.1 million for the quarter, representing a decrease of 4.4 percent, or an increase of 1.8 percent on an underlying basis. Growth was solid across most regions and product lines this quarter, but was impacted by China distributor inventory reductions and the ongoing exit of the Access product line.

Domestic and international sales for the fourth quarter were $239.1 million and $296.9 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 72.9 percent, compared to 75.4 percent in the same period last year.  The reduction was driven primarily by a reduced benefit from foreign exchange hedges, the impact from the sales return reserve and higher manufacturing costs as the company prepares for new THV product launches in the U.S. and Europe. These items were partially offset by a more profitable product mix.

Selling, general and administrative expenses were $190.5 million for the quarter, or 35.5 percent of sales, compared to $177.9 million in the same period last year.  This 7.1 percent increase was driven primarily by the U.S. Medical Device Excise Tax and Japan transcatheter valve launch-related expenses, partially offset by foreign exchange.

Research and development for the quarter grew 4.9 percent to $78.6 million, or 14.7 percent of sales.  This increase was primarily the result of continued investments in heart valve clinical studies.

Free cash flow for the quarter was $91.2 million, defined as cash flow from operating activities of $111.3 million, less capital spending of $20.1 million.

Cash, cash equivalents and short-term investments totaled $936.9 million at December 31, 2013. Total debt was $593.1 million.

Special Items

During the quarter, the company recorded a pre-tax $16.3 million special charge comprised of two items:  a global realignment charge of $10.4 million, primarily related to severance expenses to improve Critical Care’s operational efficiency, and a $5.9 million intangible asset write-off related to a prior acquisition.

Mitral Program

In providing an update on the company’s mitral valve program, Mussallem said, “We continue to be excited about this significant opportunity that will be meaningful for patients, and believe that Edwards is well positioned, even as the path to commercialization may be long.  We are disappointed that our first-in-human experience has not yet begun, as we are just now receiving the necessary regulatory approval to proceed. This has been the sole cause for delay and we expect to begin shortly.”

Twelve-Month Results

For the twelve months ended December 31, 2013, net income was $391.7 million, or $3.44 per diluted share, a 38.7 percent increase over last year.  On a non-GAAP basis, earnings per diluted share were $3.13, a 16.4 percent increase over last year.

Net sales for the twelve months of 2013 increased 7.7 percent to $2.05 billion.  Sales growth was 10.8 percent on an underlying basis.

Domestic and international sales for the twelve months were $0.9 billion and $1.1 billion, respectively.

During 2013, the company repurchased 6.8 million shares of common stock for $496.9 million.

Outlook

“We continue to expect full year 2014 total sales of $2.05 billion to $2.25 billion. And, excluding special items, we continue to expect diluted earnings per share to be a wide range around $3.00,” said Mussallem.  “For the first quarter of 2014, we project total sales, excluding the impact of the THV reserve, of $500 million to $550 million, and diluted earnings per share, excluding the renewal of the research and development tax credit and other special items, to be between $0.61 and $0.71.

“We have a number of exciting products poised to contribute in 2014, and as we look beyond 2014, we like how we’re positioned,” Mussallem said. “Edwards is fortunate to have strong leadership in attractive markets with sustainable growth potential, and a robust pipeline that should enable us to strengthen our position even further and impact the care of more patients around the world.  Combined with upside opportunities such as successful mitral therapies, glucose monitoring and patent enforcement, we believe Edwards’ future is very bright.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring enabling them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13574369.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at www.edwards.com or ir.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, information in the Outlook section, the company’s financial goals, expectations for sustainable future growth, potential upside opportunities, plans to upgrade to new technologies, the expectation that product launches will strengthen the company’s leadership position, developments in the mitral program and pipeline of new products, and expected future business potential.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and extent of regulatory approvals, expanded indications and reimbursement levels for our products, particularly our transcatheter heart valves; the ability of the company to lead and maintain our position in the THV field; the company’s success in developing new products, creating opportunities for its products and avoiding manufacturing and quality issues; the impact of competitive products and currency exchange rates; the timing or results of pending or future clinical trials and pre-clinical milestones; actions by the U.S. Food and Drug Administration and other regulatory agencies; economic developments in key markets; unexpected litigation results or expense; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, which are available at edwards.com.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP historical financial measures.  The company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, as well as adjustments for discontinued and acquired products and sales reserves associated with THV product upgrades, and “excluding special items” or “adjusted for special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. R&D tax credit, which is required to be recorded in 2013.  Those results that exclude the impact of foreign exchange and reflect “constant currency” are also non-GAAP financial measures. Guidance for sales and sales growth rates is provided on an “underlying” basis, and projections for diluted earnings per share, are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items. Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the company’s business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The company is not able to provide a reconciliation of projected net income and growth, free cash flow, and projected earnings per share guidance, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

Edwards, Edwards Lifesciences, the stylized E logo, EDWARDS INTUITY, Edwards SAPIEN, SAPIEN, Edwards SAPIEN XT, Edwards SAPIEN 3, and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation.

1 “Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations and the THV sales return reserve. See the reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2013	2012	2013	2012

Net sales	$536.0	$510.5	$2,045.5	$1,899.6
Cost of goods sold	145.5	125.8	522.4	494.6

Gross profit	390.5	384.7	1,523.1	1,405.0

Selling, general and administrative expenses	190.5	177.9	745.6	705.3
Research and development expenses	78.6	74.9	323.0	291.3
Special charges (gains), net	16.3	9.0	(67.3)	16.0
Interest expense (income), net	4.0	—	5.2	(0.4)
Other (income) expense, net	(0.4)	0.7	1.3	1.7

Income before provision for income taxes	101.5	122.2	515.3	391.1

Provision for income taxes	25.7	31.1	123.6	97.9

Net income	$75.8	$91.1	$391.7	$293.2

Earnings per share:
Basic	$0.69	$0.79	$3.51	$2.55
Diluted	$0.68	$0.77	$3.44	$2.48

Weighted-average common shares outstanding:
Basic	109.2	115.0	111.7	114.9
Diluted	111.0	117.8	113.8	118.3

Operating Statistics
As a percentage of net sales:
Gross profit	72.9%	75.4%	74.5%	74.0%
Selling, general and administrative expenses	35.5%	34.8%	36.5%	37.1%
Research and development expenses	14.7%	14.7%	15.8%	15.3%
Income before provision for income taxes	18.9%	23.9%	25.2%	20.6%
Net income	14.1%	17.8%	19.1%	15.4%

Effective tax rate	25.3%	25.5%	24.0%	25.0%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31,	December 31,
	2013	2012
ASSETS

Current assets
Cash and cash equivalents	$420.4	$310.9
Short-term investments	516.5	210.5
Accounts and other receivables, net	328.0	347.5
Inventories, net	308.9	281.0
Deferred income taxes	33.4	43.4
Prepaid expenses	46.8	41.6
Other current assets	71.8	57.0
Total current assets	1,725.8	1,291.9

Long-term accounts receivable, net	7.3	9.9
Property, plant and equipment, net	421.6	373.3
Goodwill	385.4	384.7
Other intangible assets, net	57.2	67.0
Investments in unconsolidated affiliates	21.9	21.1
Deferred income taxes	70.1	47.3
Other assets	35.4	26.3

Total assets	$2,724.7	$2,221.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$345.6	$347.4

Long-term debt	593.1	189.3
Other long-term liabilities	226.8	205.5

Stockholders’ equity
Common stock	126.0	124.2
Additional paid-in capital	671.2	489.0
Retained earnings	2,045.6	1,653.9
Accumulated other comprehensive loss	(27.6)	(37.9)
Treasury stock, at cost	(1,256.0)	(749.9)
Total stockholders’ equity	1,559.2	1,479.3

Total liabilities and stockholders’ equity	$2,724.7	$2,221.5

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.   The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and acquired products and foreign exchange fluctuations, and “excluding special items” or “adjusted for special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. Research and Development (‘R&D”) tax credit, which is required to be recorded in 2013.  Those results that exclude the impact of foreign exchange and reflect “constant currency” are also non-GAAP financial measures.  Guidance for sales and sales growth rates is provided on an “underlying basis,” and projections for diluted earnings per share, net income and growth, gross profit margin, taxes and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The Company is not able to provide a reconciliation of projected net income and growth, free cash flow, and projected earnings per share guidance, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Transcatheter Heart Valve (“THV”) Sales Returns Reserve and Related Costs - In the fourth quarter of 2013, the Company recorded a sales returns reserve and related costs of $15.2 million related to estimated THV product returns expected upon introduction of next generation THV products.  Given the magnitude and unusual nature of this adjustment relative to the operating results for the period presented, the financial impact has been excluded from non-GAAP net income and from the Company’s sales growth in the “Unaudited Reconciliation of Sales by Product Group and Region”.

Recall of Heart Valves and Catheters - In the second quarter of 2012, the Company increased its non-GAAP gross profit by $8.1 million to exclude the impact of its voluntary recall of certain heart valves and Critical Care catheters. Given the magnitude and unusual nature of this adjustment relative to the operating results for the period presented, the financial impact of the recall has been excluded from non-GAAP net income.

Special Charges (Gains), net - The Company recorded certain special gains and charges in 2013 and 2012 related to the following:

1)             Worldwide realignment:  $10.4 million charge in the fourth quarter of 2013 and $9.0 million charge in the fourth quarter of 2012 related primarily to severance expenses associated with a global workforce realignment;

2)             In-process Research and Development (“IPR&D”) Impairment: $5.9 million charge in the fourth quarter of 2013 related to the impairment of IPR&D;

3)             Litigation award:  $83.6 million gain in the first quarter of 2013 related to the April 2010 jury award from Medtronic of damages for infringement of the U.S. Andersen transcatheter heart valve patent.

4)             Licensing of Intellectual Property:  $7.0 million charge in the second quarter of 2012 for the upfront licensing and royalty fees related to the licensing of intellectual property;

Given the magnitude and unusual nature of these special items relative to the operating results for the periods presented, this item has been excluded from non-GAAP net income and earnings per share.

Provision For Income Taxes -  During the first quarter of 2013, the Company recorded an $8.4 million income tax benefit relating to the federal R&D tax credit that was extended in 2013 retroactive to the beginning of 2012. During the first quarter of 2012, the Company recorded a $2.3 million tax benefit due to the remeasurement of its uncertain tax positions.  Given the magnitude and unusual nature of the tax events relative to the periods presented, non-GAAP net income and earnings per share has been adjusted for these tax events.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Group and Region.”

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

GAAP TO NON-GAAP NET INCOME TABLE

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2013	2012	2013	2012

GAAP Net Income	$75.8	$91.1	$391.7	$293.2
Growth Rate %	(16.8)%		33.6%

Reconciling items: (A)

THV sales returns reserve and related costs	15.2	—	15.2	—
Recall of heart valves and catheters	—	—	—	8.1

Special charges (gains), net
1) Worldwide realignment	10.4	9.0	10.4	9.0
2) IPR&D impairment	5.9	—	5.9	—
3) Litigation award	—	—	(83.6)	—
4) Licensing of intellectual property	—	—	—	7.0

Provision for income taxes
Tax effect on reconciling items (B)	(5.8)	(2.0)	25.5	(5.4)
Federal research and development tax credit	—	8.4	(8.4)	8.4
Remeasurement of uncertain tax position reserves	—	—	—	(2.3)

Non-GAAP Net Income	$101.5	$106.5	$356.7	$318.0
Growth Rate %	(4.7)%		12.2%

GAAP TO NON-GAAP DILUTED EARNINGS PER SHARE TABLE

GAAP Diluted Earnings Per Share	$0.68	$0.77	$3.44	$2.48
Growth Rate %	(11.7)%		38.7%

Reconciling items: (A)(C)

THV sales returns reserve and related costs	$0.10	—	$0.10	—
Recall of heart valves and catheters	—	—	—	0.06

Special charges (gains), net
1) Worldwide realignment	0.08	0.06	0.08	0.06
2) IPR&D impairment	0.05	—	0.04	—
3) Litigation award	—	—	(0.46)	—
4) Licensing of intellectual property	—	—	—	0.04

Provision for income taxes
Federal research and development tax credit	—	0.07	(0.07)	0.07
Remeasurement of uncertain tax position reserves	—	—	—	(0.02)

Non-GAAP Diluted Earnings Per Share	$0.91	$0.90	$3.13	$2.69
Growth Rate %	1.1%		16.4%

Note: Numbers may not calculate due to rounding.

(A)  See description of “Gross Profit,” “Special Charges (Gains), net” and “Provision For Income Taxes” on the Non-GAAP Financial Information page.

(B)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(C)  All amounts are tax effected, calculated using the relevant tax jurisdictions’ statutory tax rates.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Tax Rate

GAAP TO NON-GAAP TAX RATE TABLE

	Three Months Ended	Year Ended
	December 31, 2013	December 31, 2013

GAAP Tax Rate	25.3%	24.0%

Reconciling items: (A)

THV sales returns reserve and related costs	0.2 pts	0.1 pts

Special charges (gains), net
Worldwide realignment	(1.1) pts	(0.2) pts
IPR&D impairment	(0.7) pts	(0.1) pts
Litigation award	—	(2.0) pts

Provision for income taxes
Federal research and development tax credit	—	1.2 pts

Non-GAAP Tax Rate	23.7%	23.0%

(A)  See description of “Special Charges (Gains), net” and “Provision For Income Taxes” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Group and Region

($ in millions)

					2013 Adjusted		2012 Adjusted
Sales by Product Group (QTD)	4Q 2013	4Q 2012	Change	GAAP Growth Rate*	Sales Returns Reserve	4Q 2013 Underlying Sales	FX Impact	4Q 2012 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valve Therapy	$207.0	$197.7	$9.3	4.7%	$—	$207.0	$(5.4)	$192.3	7.6%
Transcatheter Heart Valves	183.9	161.0	22.9	14.2%	14.1	198.0	1.8	162.8	21.6%
Critical Care	145.1	151.8	(6.7)	(4.4)%	—	145.1	(9.3)	142.5	1.8%
Total Sales	$536.0	$510.5	$25.5	5.0%	$14.1	$550.1	$(12.9)	$497.6	10.3%

					2013 Adjusted		2012 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2013	YTD 4Q 2012	Change	GAAP Growth Rate*	Sales Returns Reserve	YTD 4Q 2013 Underlying Sales	FX Impact	YTD 4Q 2012 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valve Therapy	$801.2	$787.5	$13.7	1.7%	$—	$801.2	$(20.2)	$767.3	4.4%
Transcatheter Heart Valves	707.7	552.1	155.6	28.2%	14.1	721.8	5.2	557.3	29.5%
Critical Care	536.6	560.0	(23.4)	(4.2)%	—	536.6	(28.9)	531.1	1.0%
Total Sales	$2,045.5	$1,899.6	$145.9	7.7%	$14.1	$2,059.6	$(43.9)	$1,855.7	10.8%

					2013 Adjusted		2012 Adjusted
Sales by Region (QTD)	4Q 2013	4Q 2012	Change	GAAP Growth Rate*	Sales Returns Reserve	4Q 2013 Underlying Sales	FX Impact	4Q 2012 Underlying Sales	Underlying Growth Rate *
United States	$239.1	$224.9	$14.2	6.3%	$7.5	$246.6	$—	$224.9	9.6%
Europe	162.3	142.6	19.7	13.8%	6.6	168.9	5.9	148.5	13.9%
Japan	67.6	79.2	(11.6)	(14.6)%	—	67.6	(15.6)	63.6	6.1%
Rest of World	67.0	63.8	3.2	5.1%	—	67.0	(3.2)	60.6	10.6%
International	296.9	285.6	11.3	4.0%	6.6	303.5	(12.9)	272.7	10.9%
Total	$536.0	$510.5	$25.5	5.0%	$14.1	$550.1	$(12.9)	$497.6	10.3%

					2013 Adjusted		2012 Adjusted
Sales by Region (YTD)	YTD 4Q 2013	YTD 4Q 2012	Change	GAAP Growth Rate*	Sales Returns Reserve	YTD 4Q 2013 Underlying Sales	FX Impact	YTD 4Q 2012 Underlying Sales	Underlying Growth Rate *
United States	$939.6	$812.1	$127.5	15.7%	$7.5	$947.1	$—	$812.1	16.6%
Europe	616.5	559.7	56.8	10.2%	6.6	623.1	12.0	571.7	9.0%
Japan	243.6	294.1	(50.5)	(17.2)%	—	243.6	(50.7)	243.4	0.1%
Rest of World	245.8	233.7	12.1	5.1%	—	245.8	(5.2)	228.5	7.6%
International	1,105.9	1,087.5	18.4	1.7%	6.6	1,112.5	(43.9)	1,043.6	6.5%
Total	$2,045.5	$1,899.6	$145.9	7.7%	$14.1	$2,059.6	$(43.9)	$1,855.7	10.8%

* Numbers may not calculate due to rounding.